Exhibit 99.1

Antero Resources Announces Second Quarter 2015 Operations Update

DENVER, Colorado, July 15, 2015—Antero Resources (NYSE: AR) (“Antero” or the “Company”) today announced its second quarter 2015 operations update.

Highlights include:

•                  Average net daily gas equivalent production was 1,484 MMcfe/d, a 67% increase over the prior year quarter and flat quarter over quarter

•                  Average net daily liquids production (C3+) was 45,900 Bbl/d, a 127% increase over the prior year quarter and a 15% increase sequentially

•                  Realized natural gas price after hedging averaged $3.86 per Mcf, a $1.22 positive differential to Nymex

•                  Realized C3+ NGL price after hedging averaged $19.51 per barrel (34% of WTI)

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $3.85 per Mcfe

•                  Planning to spud Antero’s first Utica Shale well in West Virginia in the third quarter of 2015

•                  Completed bolt-on acquisition of approximately 4,400 net acres with both Marcellus Shale and Utica Shale potential

•                  Preliminary net production growth target of 25% to 30% in 2016

Operating Update

All operational figures are as of the date of this release unless otherwise noted.

Antero’s net daily production for the second quarter of 2015 averaged 1,484 MMcfe/d, including 45,900 Bbl/d of liquids (19% liquids).  Second quarter 2015 production represents an organic production growth rate of 67% from the second quarter of 2014 and was approximately the same as the first quarter of 2015.  Liquids production for the second quarter of 2015 represents an organic production growth rate of 127% and 15% from the second quarter of 2014 and first quarter of 2015, respectively.

Commenting on second quarter 2015 production and expectations for the remainder of the year, as well as the 2016 outlook, Paul Rady, Chairman of the Board and CEO, said, “We had an outstanding quarter operationally, once again beating our production estimates.  As we look ahead to the second half of 2015, we expect to see a slight decrease in production during the third quarter, but expect a ramp up in completions and production during the fourth quarter as we head into 2016.  Driven by our expected fourth quarter operational momentum and the expected completion of the 50 Marcellus deferred completions in the first half of 2016, we are preliminarily targeting 2016 production growth of 25% to 30%.  Additionally, we have achieved significant drilling and completion efficiencies this year and continue to realize reductions in service costs.  The 2015 cost improvements are expected to be fully realized next year and would generate $150 million of drilling and completion capital cost savings, resulting in only a modest increase in the anticipated 2016 drilling and completion capital budget compared to 2015.”

Antero’s average realized natural gas price before hedging for the second quarter of 2015 was $2.20 per Mcf, a $0.44 per Mcf negative differential to the average Nymex price for the period.  Approximately 62% of Antero’s second quarter 2015 natural gas production was sold at favorable price indices including TCO, Chicago and Nymex.  The percentage of natural gas production sold at currently favorable indices is expected to increase further upon completion of a third party regional gathering pipeline, anticipated by the end of 2015, which will provide Antero with access to firm transport to the Gulf Coast and Mid-Atlantic areas. When the pipeline is operational, Antero expects an approximate $0.80 per Mcf improvement from the Dominion South and Tetco M2 directed gas realizations, based on current strip pricing, which would result in approximately $150 million of incremental EBITDA during 2016.

Antero’s average realized natural gas price after hedging for the second quarter of 2015 was $3.86 per Mcf, a $1.22 per Mcf positive differential to the average Nymex price for the period.  For the second quarter of 2015, Antero realized a cash settled natural gas hedge gain of $182 million, or $1.66 per Mcf.  This cash settled natural gas hedge gain included $84 million associated with hedges at the Dominion South index, $77 million associated with Nymex hedges, $16 million associated with hedges at the TCO index and $5 million associated with hedges at the Columbia Gulf Coast Onshore index.

Antero’s average realized C3+ natural gas liquid (“NGL”) price before hedging for the second quarter of 2015 was $16.29 per barrel, or approximately 28% of the average WTI oil price average for the period.  The Company’s average realized NGL price after hedging for the quarter was $19.51 per barrel, or 34% of the average WTI oil price average for the period.  For the second quarter of 2015, Antero realized a cash settled NGL hedge gain of $12 million, or $3.22 per barrel.  Antero’s NGL barrels are comprised of propane, butane and heavier liquids, as ethane is rejected at the gas processing plant and sold in the natural gas stream.  Antero has 23,000 barrels per day of propane hedged for the remainder of 2015 at $0.63 per gallon and 30,000 barrels per day of propane hedged in 2016 at $0.59 per gallon.

As previously announced, Antero committed to a 61,500 Bbl/d (11,500 barrels of ethane, 35,000 barrels of propane and 15,000 barrels of butane) 10-year transport, terminal and storage agreement with Sunoco Logistics Partners LP related to its Mariner East II Project. The Mariner East II Project is expected to be operational by the end of 2016 and will connect Antero’s NGL resources in the Marcellus and Utica Shale to Sunoco’s existing infrastructure and international port at its Marcus Hook facility near Philadelphia, Pennsylvania.  Once the pipeline is operational, Antero expects an approximate $5.00 to $6.00 per barrel improvement in C3+ NGL realizations as compared to current Mont Belvieu strip pricing and differentials on the committed 50,000 barrels per day of 2017 gross propane and butane production, which would result in approximately $100 million of incremental EBITDA during 2017.

Antero’s average realized oil price before hedging for the second quarter of 2015 was $44.06 per barrel, a $13.58 per barrel negative differential to the average WTI oil price.  The Company’s average realized oil price after hedging for the quarter was $47.33 per barrel, a $10.31 per barrel negative differential to the average WTI oil price.  For the second quarter of 2015, Antero realized a cash settled oil hedge gain of $2 million, or $3.27 per barrel.

Antero’s liquids production and realizations for the second quarter of 2015 added an incremental $0.20 per Mcfe, increasing the average natural gas equivalent realized price before hedging from $2.20 per Mcfe to $2.40 per Mcfe.  The average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $3.85 per Mcfe for the second quarter of 2015.

The following table details the components of average net production and average realized prices for the three months ended June 30, 2015:

	Three Months Ended June 30, 2015
	Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGL (Bbl/d)	Combined Gas Equivalent (MMcfe/d)
Average Net Production	1,208	5,744	40,162	1,484

	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGL ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average Realized Prices
Average realized price before settled hedges	$2.20	$44.06	$16.29	$2.40
Settled hedges	1.66	3.27	3.22	1.45
Average realized price after settled hedges	$3.86	$47.33	$19.51	$3.85

Nymex average price	$2.64	$57.64		$2.64
Premium / (Differential) to Nymex	$1.22	$(10.31)		$1.21

Commenting on product pricing including NGLs and hedging, Glen Warren, President and Chief Financial Officer, said “While we saw a material downturn in realized NGL prices during the quarter, our expected NGL production is well-hedged through 2016 and we plan to gain access to additional export market growth through our 61,500 Bbl/d commitment on the Mariner East II project, which is expected to be online in the fourth quarter of 2016.  On the natural gas front, we continued to benefit from our attractive hedge position and attractive firm transport portfolio, resulting in a $1.22 per Mcf premium to Nymex.  Upon completion of the regional gathering pipeline expected in the fourth quarter of this year, we estimate an increase in the percentage of our gas sales at currently favorable indices from 62% achieved during the second quarter of 2015 to approximately 85% in 2016.  These price realizations continue to highlight the value of our hedge position and our firm transport agreements.”

Marcellus Shale — Antero utilized shorter stage length (SSL) completions on all of its 13 horizontal Marcellus wells completed and placed on line during the second quarter of 2015.  The average lateral length for the 13 wells was approximately 8,300 feet and the average stage length was approximately 200 feet. During the quarter Antero drilled the longest lateral in Company history, the Hawkeye Unit 1H, which had a lateral length of 12,353 feet.

Four of the 13 wells completed in the second quarter of 2015 have been on line for more than 30 days and had an average 30-day rate of 16.1 MMcfe/d while rejecting ethane (25% liquids).  The Company has 26 well completions planned for the remainder of the year including one seven-well pad and one five-well pad expected to be completed in the fourth quarter of 2015.  Antero is currently operating six drilling rigs and two completion crews in the Marcellus Shale play.

During the quarter, Antero averaged 22 drilling days per well, representing a seven day improvement compared to the 2014 development program.  Additionally, Antero averaged 3.9 completed stages per day, a 26% increase over the 2014 completion program average of 3.1 stages per day. These operational improvements are driven by multiple enhancements, including increased mud pump circulation rates and improved plug drillout times.  Antero is currently drilling and completing wells at an average budgeted cost of $1.14 million per 1,000’ of lateral in the Marcellus, representing a 16% improvement over 2014 well costs.  Approximately 50% of the well cost savings are from service cost reductions and 50% are from operational efficiencies.

Utica Shale — Antero utilized SSL completions on all of its 10 horizontal Utica wells completed and placed on line during the second quarter of 2015.  The average lateral length for the 10 wells was approximately 10,600 feet and the average stage length was approximately 180 feet.

All of the wells completed in the second quarter of 2015 have been on line for more than 30 days.  Two of these wells flowed on an unrestricted basis with an average 30-day rate of 16.3 MMcfe/d (46% liquids), while the remaining eight wells flowed on a restricted basis under the Company’s flowback management program with an average 30-day rate of 11.0 MMcfe/d (47% liquids) and an average flowing wellhead pressure of 2,600 psi during those 30 days.  The Company has 35 well completions planned for the remainder of the year, including two separate seven-well pads and one six-well pad to be completed in the third quarter of 2015. Antero is currently operating four drilling rigs and two completion crews in the Utica Shale play.

During the quarter, Antero averaged 30 drilling days per well, representing a four day improvement compared to the 2014 development program.  Additionally, Antero averaged 4.3 completed stages per day, a 34% increase over the 2014 completion program average of 3.2 stages per day.  The Marcellus operational improvements have also been applied in the Utica Shale play, generating similar efficiency gains.  Antero is currently drilling and completing wells at an average budgeted cost of $1.29 million per 1,000’ of lateral in the Utica, representing an 18% improvement over 2014 well costs.  Approximately 65% of the well cost savings are from service cost reductions and 35% are from operational efficiencies.

Utica Processing Updating

Seneca 4 was recently placed into service at the MarkWest Seneca processing facility located in Noble County, Ohio.  Antero now has firm access to a total of 600 MMcf/d of cryogenic processing capacity.  Ethane is currently being rejected at the Seneca processing facility and sold in the gas stream.

Marcellus and Utica Bolt-On Acquisition

Antero recently closed an acquisition of approximately 4,400 net acres with both Marcellus Shale and Utica Shale potential for approximately $33.6 million.  The acreage is located in the core of the Marcellus Shale liquids rich window in Tyler County, West Virginia, adjacent to existing Antero acreage, and also includes Utica Shale rights.  The acquired acreage is directly adjacent to a third-party Utica Shale well with the second highest announced initial production rate per 1,000’ of lateral to date.  Through this transaction, Antero has identified 83 gross drilling locations in the Marcellus “Highly-Rich Gas/Condensate” regime that are either impacted through increased working interest or added as completely new locations and expects to add approximately 392 Bcfe of net proved, probable and possible reserves. The acquisition similarly impacts approximately 67 Utica Shale drilling locations with 308 Bcf of net resource.

West Virginia Utica Shale Exploratory Well

Antero plans to spud its first Utica Shale well in Tyler County, West Virginia, in the third quarter of 2015 and expects to have initial results in the fourth quarter of 2015. Including the previously mentioned acquisition, Antero has Utica Shale rights on approximately 181,000 net acres of its West Virginia and Pennsylvania Marcellus Shale acreage position and has identified approximately 1,900 gross undeveloped Utica locations with a net resource of 12.5 Tcf to 16.0 Tcf.

2016 Production Growth Targets

For 2016, Antero is preliminarily targeting 25% to 30% year-over-year net production growth, driven in part by the contribution early next year from the 50 Marcellus Shale deferred completions.  While not yet board-approved and subject to change depending on the commodity price environment, this production growth target would only require a modest increase in estimated 2016 drilling and completion costs, due to the operational improvements and cost savings currently being achieved.

Antero is well-hedged in 2016, with over 1.6 Bcfe/d hedged at an average price of $4.02 per Mcfe .  The 2016 hedges have a mark-to-market value of approximately $570 million, based on future commodity strip prices as of June 30, 2015.  This represents over 90% of expected 2016 production, based on the full year 2016 growth targets of 25% to 30%.

Antero expects to continue reviewing this preliminary 2016 production target and capital budget throughout the year and anticipates finalizing the capital budget and receiving board approval in late 2015 or early 2016.

Firm Transportation Update

In the second quarter of 2015, Antero entered into 700 MMcf/d of incremental firm transportation agreements with Columbia Pipeline Group through Columbia’s Mountaineer Xpress (“MXP”) and Gulf Xpress (“GXP”) pipeline projects. Both projects are expected to be placed in service in the fourth quarter of 2018.  Antero will have a firm commitment on MXP of 700 MMcf/d to Leach, Kentucky, where the Company will be able to sell its gas at TCO based pricing.  Antero will have the further option, through its firm transportation agreement with GXP, to ship approximately 180 MMcf/d of the 700 MMcf/d to the Gulf Coast.

These firm transportation agreements result in Antero’s firm transportation portfolio growing to 4.8 Bcf/d by the end of 2018, enabling Antero to sell its expected gas production at currently favorable price indices such as TCO, Chicago, and CGTLA.

Second Quarter 2015 Earnings Release and Call

Antero plans to issue its second quarter 2015 earnings release on Wednesday, July 29, 2015 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, July 30, 2015 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Friday, August 7, 2015 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using passcode 10067252.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, August 7 2015 at 9:00 am MT.

Presentation

An updated presentation has been posted to the Company’s website to reflect and support information contained in this release.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Estimates of Antero’s net resource have been prepared by its internal reserve engineers and management without review by independent engineers. These estimates by their nature are more speculative than estimates of proved, probable, and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Antero includes these estimates to demonstrate what it believes to be the potential for future drilling and production by the company. Ultimate recoveries will be dependent upon numerous factors including actual encountered geological conditions, the impact of future oil and gas pricing, exploration and development costs, and Antero’s future drilling decisions and budgets based upon its future evaluation of risk, returns and the availability of capital and, in many areas, the outcome of negotiation of drilling arrangements with holders of adjacent or fractional interest leases. Estimates of net resource and other figures may change significantly as development of Antero’s resource plays provide additional data and therefore actual quantities that may ultimately be recovered will likely differ materially from these estimates.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.